                                                                   EXHIBIT 10.29

                       RESEARCH AND DEVELOPMENT AGREEMENT

     This Research and Development Agreement (this "Agreement"), effective as of January 1, 1999 (the "Effective Date"), is entered into by and between Introgen Therapeutics, Inc., a Delaware corporation ("Introgen"), and Gendux, Inc., a Delaware corporation ("Gendux").



                                   BACKGROUND

     A. Introgen and Gendux are parties to the Delivery Technology License Agreement (all capitalized terms used but not defined herein shall have the respective meanings set forth in Section 1 hereof) pursuant to which Introgen licensed certain technology and rights to Gendux, the Target Gene License Agreement pursuant to which Introgen granted to Gendux rights in certain genes, and the Services Agreement pursuant to which Gendux engaged Introgen to provide administrative and management services; and

     B. In connection with the Delivery Technology License Agreement and the Target Gene License Agreement, Gendux desires that Introgen assist Gendux in performing a certain developmental research program, and Introgen desires to assist Gendux in performing such developmental research program, on the terms set forth herein below.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Introgen to enter into the Delivery Technology License Agreement and the Target Gene License Agreement, the parties hereto agree as follows:

     Section 1. Definitions. As used herein, capitalized terms shall have the respective meanings set forth below:

          1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with Introgen or Gendux. For purposes of this definition, "control" shall mean beneficial ownership (direct or indirect) of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding the foregoing, neither Introgen nor Gendux shall be deemed to be an Affiliate of the other for purposes of this Agreement.

          1.2 "Agreement Subject Matter" shall mean collectively, the Subject Genes (as defined in the Target Gene License Agreement) and the Licensed Technology (as defined in the Delivery Technology License Agreement).

          1.3  "Claim" shall have the meaning set forth in Section 7.1 hereof.

          1.4  "Confidential Information" shall have the meaning set forth in
 Section 5 hereof.

          1.5 "Development Plan and Budget" shall mean the plan and budget for the R&D Program in effect from time to time, as established in accordance with
Section 2 hereof.

          1.6 "Delivery Technology License Agreement" shall mean that certain Delivery Technology License Agreement of even date herewith between Introgen and Gendux, as amended, modified or supplemented from time to time.

          1.7  "Field" shall mean [*].

          1.8 "First Financing" shall mean the closing of the sale and/or issuance of equity and/or debt securities by Gendux, as a result of which the cumulative total of cash proceeds from such financings received by Gendux exceeds [*].

          1.9 "GAAP" shall mean generally accepted accounting principles in the United States.

          1.10 "Gendux Indemnitees" shall have the meaning set forth in Section
7.1 hereof.

          1.11 "Inventions" shall mean any and all discoveries, compositions of matter and other inventions (whether patentable or not) conceived, reduced to practice or otherwise made in connection with the R&D Program, and all intellectual property rights therein.

          1.12 "Management Fee" shall, for any period, have the meaning set forth in Section 3.4 hereof.

          1.13 "R&D Costs" shall mean all direct or indirect costs, fees and out-of-pocket or other expenses incurred, paid or accrued by Introgen in connection with the R&D Program, determined in accordance with Section 2.1.3 hereof, and excluding any such costs, fees or expenses paid by Gendux to Introgen under the Services Agreement.

          1.14 "R&D Personnel" shall mean employees of Introgen assigned (full- or part-time) to perform research, development or regulatory affairs activities under the R&D Program, including project managers, scientists, clinical research and manufacturing staff, post-doctoral fellows, quality control and assurance personnel, technicians or the like. As used in this Agreement, a "full-time equivalent" or "FTE" shall mean a full-time person, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, based upon a total of one thousand eight hundred eighty (1,880) hours per year, of work related to the R&D Program. For purposes of the foregoing, "employees" shall include "contract workers" who work at Introgen's facilities under Introgen's direction, but do not include outside consultants, such as regulatory affairs consultants, academic collaborators or the like.

          1.15 "R&D Program" shall have the meaning set forth in Section 2.1 hereof.



         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          1.16 "Research Committee" shall have the meaning set forth in Section
2.1 hereof.

          1.17 "Services Agreement" shall mean that certain Administrative Services and Management Agreement of even date herewith between Introgen and Gendux, as amended, modified or supplemented from time to time.

          1.18 "Target Gene License Agreement" shall mean that certain Target Gene License Agreement of even date herewith between Introgen and Gendux, as amended, modified or supplemented from time to time.

          1.19 "Target Gene Therapy Product" shall mean any product, composition or material the development, manufacture, use or sale of which incorporates, utilizes, is derived from, or is otherwise based upon the Licensed Technology and/or the Subject Genes.

     Section 2. R&D Program.

          2.1 R&D Program Services. Gendux hereby engages Introgen, and Introgen hereby agrees to undertake, a program for the research and development of the Agreement Subject Matter for the purpose of allowing Gendux to develop and market within the Field one or more of the Target Gene Therapy Products (the "R&D Program"). It is understood that portions of the preclinical research within the Field may be conducted in the form of sponsored research programs at academic institutions in Europe and/or at other locations, contractors or collaborators, and that in such event Introgen shall manage such sponsored research programs as part of the R&D Program.

               2.1.1 Research Committee. Gendux and Introgen shall establish a research committee to oversee, review and coordinate the research and development of Target Gene Therapy Products for applications within the Field pursuant to the R&D Program (the "Research Committee"). The Research Committee shall be comprised of an equal number of representatives selected by each of Gendux and Introgen, respectively. The exact number of such representatives shall be two (2) for each of Gendux and Introgen, or such other number as the parties may agree. Subject to the foregoing provisions of this Section 2.1.1, Introgen and Gendux may replace its respective Research Committee representatives at any time, with prior written notice to the other party. During the term of this Agreement, the Research Committee shall meet no fewer than two (2) times each calendar year, or as otherwise agreed by the parties, at such locations as the parties agree, and thereafter as the parties agree. Decisions of the Research Committee shall be made by unanimous agreement of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least one (1) representative of each party is present at such meeting. In the event that the Research Committee is unable to reach unanimous approval of an issue that is expressly stated in another Section of this Agreement to be decided by the Research Committee, the issue may be approved by a three-fourths (3/4) vote of the Board of Directors of Gendux (i.e., by the approval of three-fourths of the total number of Gendux Directors then in office), which shall be deemed the approval of the Research Committee.

               2.1.2 Development Plan and Budget. Prior to the First Financing, the parties shall mutually agree upon a reasonably detailed Development Plan and Budget for the R&D Program outlining the objectives, activities, timing and projected R&D Costs of the R&D Program to be performed during the period beginning on the Effective Date and ending on December 31, 2001.

               (a) Beginning September 1, 2001 and by September 1 of each year thereafter during the term of this Agreement, Introgen shall submit to the Research Committee a proposed Development Plan and Budget, setting forth the objectives, activities, timing and projected costs of the R&D Program to be performed in the following calendar year. The Research Committee shall review such proposals as soon as possible and shall approve the Development Plan and Budget for the next succeeding year (i.e., in accordance with the Section 2.1.1 above, including escalation to the Gendux Board of Directors), with such changes as the Research Committee and Introgen may agree to the plan and budget proposed by Introgen, no later than December 15 of such year.

               (b) Periodic Reviews. Introgen and Gendux may make changes in the Development Plan and Budget from time to time as approved in writing by an authorized representative of each party.

               2.1.3 R&D Costs.

               (a)  FTEs. An FTE rate determined in accordance with this Section
2.1.3 shall be used for purposes of determining the R&D Costs incurred with respect to R&D Personnel; provided, however, that in the event such FTE rate does not accurately reflect Introgen's actual costs associated with the R&D Program, Introgen may, at its option, determine such R&D Costs in accordance with GAAP and provide Gendux with a written description of such determination. The FTE rate shall be [*]) (as adjusted below). The FTE rate includes all salary, employee benefits, materials and other expenses including support staff and overhead for or associated with an FTE, but does not include travel and lodging expenses incurred by such FTEs in performance of the R&D Program (which travel and lodging expenses shall be included in R&D Costs separately under
Section 2.1.3(b) below). Effective beginning with the calendar year 2001, the FTE rate shall increase no more than once annually by the greater of the percentage increase, if any, in (1) the Radford Associates Annual Biotechnology Compensation and Benefits Survey (for the smallest geographic region that includes Houston, Texas) or (2) the Consumer Price Index, in either case since the Effective Date, or the last such increase, whichever is later, upon thirty
(30) days prior written notice to Gendux and such increase shall be effective for the then-current and all subsequent Development Plans and Budgets hereunder until further modified under this Section 2.1.3.

               (b) Non-FTE Costs. It is understood that the R&D Costs will include out-of-pocket costs incurred by Introgen for items other than FTEs, including without limitation amounts paid to consultants or for sponsored research or the like. In addition, R&D Costs may include costs for equipment and facilities acquired for purposes of the R&D Program; provided that if such equipment or facilities are used both (i) in the course of performing the R&D Program and (ii) for other purposes by Introgen, then the costs of such equipment or facilities shall be allocated between the R&D Program and such other purposes in accordance with generally accepted accounting principles. It is understood that if Introgen acquires any capital equipment or facilities in connection with the R&D Program, whether or not separately identified in the Development Plan and Budget, Introgen shall own all such capital equipment and facilities, unless the parties otherwise agree.


         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               2.1.4 Other Activities; Subcontracts. It is understood and agreed by Gendux that Introgen shall have the right to engage in its own research and development activities and in other business activities with other persons, and Gendux shall not, by virtue of this Agreement have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, nothing set forth in this Agreement shall limit or reduce the ability of Introgen to carry on such other activities. Gendux acknowledges and agrees that, in performing the R&D Program Introgen may and is hereby authorized to, without the prior consent of Gendux, engage or agree or otherwise collaborate with other persons, including without limitation Affiliates of Introgen or research institutions performing other research and development activities for Introgen, to provide assistance in carrying out the R&D Program.

               2.1.5 Reports and Records. Introgen shall provide to Gendux with periodic reports, as reasonably requested by Gendux (but no more frequently than one each calendar quarter), summarizing (a) the work performed hereunder by Introgen and its R&D Personnel during such quarter and (b) any material developments with respect to the Target Gene Therapy Products during such quarter. Introgen shall prepare a final report within ninety (90) days after the expiration or termination of this Agreement setting forth in reasonable detail a summary of the work performed hereunder and the material developments with respect thereto.

          2.2 Disclaimer of Warranties. Introgen cannot and does not guarantee that the R&D Program will be successful in whole or in part. The failure of Introgen to develop successfully any Target Gene Therapy Product will not in and of itself constitute a breach by Introgen of any representation, warranty, covenant or other obligation under this Agreement, the Delivery Technology License Agreement or the Target Gene License Agreement.

          2.3 Ownership of Inventions. Title to all Inventions made solely by R&D Personnel in connection with the R&D Program (collectively, "R&D Inventions") shall (as between Introgen and Gendux) be owned by Introgen. Title to all Inventions made jointly by R&D Personnel and Gendux personnel in connection with the R&D Program (collectively, "Joint Inventions") shall be jointly owned by Gendux and Introgen. Except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a Joint Invention, by reason of joint ownership of any Joint Invention, and each party hereby waives any such right it may have under applicable laws in any country. All matters relating to patent applications with respect to Inventions shall be governed by Section 7.4 of the Delivery Technology License Agreement.

          2.4 Division of Responsibility. It is understood and agreed that all preclinical research and preclinical development activities to be conducted with respect to Agreement Subject Matter and Target Gene Therapy Products within the Field shall be conducted only by Introgen pursuant to the R&D Program, but that Introgen and Gendux may otherwise allocate responsibility for clinical development of the Target Gene Therapy Products as they may agree from time to time. Accordingly, during the term of this Agreement, Gendux agrees not to conduct or cooperate with any third party to conduct, any such preclinical research or preclinical development activities outside of the R&D Program. The foregoing shall not be deemed to restrict the activities of Introgen with respect to research and/or development activities directed to subject matter that may be used outside the Field.

     Section 3. Payment for Services; Timing of Payments.


          3.1 Payments. In consideration of the activities to be carried out by Introgen hereunder, Gendux shall reimburse Introgen for all of its [*], as set forth below.

          3.2 Timing of Payments. Gendux shall pay to Introgen [*], all [*] budgeted for such calendar quarter. [*] Introgen shall deliver a statement to Gendux for the [*] actually incurred in such calendar quarter, and Gendux shall pay to Introgen [*] after receipt of such statement any additional [*] in excess of Gendux's actual payments to Introgen hereunder during such calendar quarter, subject to Section 3.3 below. If the amount reflected in the quarterly statement for [*] is less than the [*] actually paid by Gendux to Introgen in such calendar quarter, Introgen shall apply such excess against the [*] incurred in the succeeding calendar quarters.

          3.3 Excess Costs. To the extent the [*] incurred in a calendar year exceed by more than [*] the [*] budgeted for such calendar year in the Development Plan and Budget then in effect, Gendux shall not be responsible to reimburse any portion of such excess [*] unless it approves such excess [*], which approval shall not be unreasonably withheld or delayed; likewise, unless otherwise mutually agreed by the parties, Introgen shall not be obligated to incur [*] in excess of the amounts set forth in the then-current Development Plan and Budget.

          3.4 Management Fee. In addition to the [*] to be reimbursed as set forth above, Gendux agrees to pay to Introgen a management fee equal to [*] of such [*] (the "Management Fee"). Each payment of [*] pursuant to Section 3.2 above shall include with it the corresponding Management Fee (i.e., an additional payment equal to [*] of such [*]).

     Section 4. Representations, Warranties and Covenants.

          4.1 Representations, Warranties and Covenants of Introgen. Introgen represents, warrants and covenants to Gendux as follows:

               (a) Introgen is a corporation duly organized validly existing and in good standing under the laws of the state of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Introgen;

               (c) this Agreement has been duly executed and delivered by Introgen and is a legal, valid and binding obligation of Introgen, enforceable against Introgen in accordance with its terms;


         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (d) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Introgen or any agreement, document, instrument, indenture or other obligation of Introgen;

               (e) the R&D Plan was prepared in good faith by Introgen, based upon information and assumptions that Introgen believes to be reasonable and correct and, as of the Effective Date, Introgen is not aware of any discovery, change or development concerning any of the Target Gene Therapy Products having a material adverse effect upon the accuracy or appropriateness of information or assumptions contained in the R&D Plan; and

               (f)  the representations and warranties of Introgen under Section
10.1 of the Delivery Technology License Agreement and Section 10.1 of the Target Gene License Agreement are true and correct as of the Effective Date.

     4.2 Representations, Warranties and Covenants of Gendux. Gendux represents, warrants and covenants to Introgen as follows:

               (a) Gendux is a corporation duly organized validly existing and in good standing under the laws of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Gendux;

               (c) this Agreement has been duly executed and delivered by Gendux and is a legal, valid and binding obligation of Gendux, enforceable against Gendux in accordance with its terms;

               (d) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Gendux or any agreement, document, instrument, indenture or other obligation of Gendux;

               (e)  the representations and warranties of Gendux under Section
10.2 of the Delivery Technology License Agreement and Section 10.2 of the Target Gene License Agreement are true and correct as of the Effective Date; and

               (f) Gendux shall not, during the term of this Agreement without the prior written consent of Introgen, solicit the employment of, or employ any person, in any capacity who, at any time during the term of this Agreement, shall have been an officer, director, employee or agent of Introgen.

     Section 5. Confidentiality. Confidentiality of information disclosed between Introgen and Gendux shall be governed by Section 11 of the Delivery Technology License Agreement.

     Section 6. Disclaimer of Warranty.

               EXCEPT AS OTHERWISE EXPLICITLY PROVIDED IN SECTION 4.1, INTROGEN EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE R&D PROGRAM OR THE AGREEMENT SUBJECT MATTER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE AGREEMENT SUBJECT MATTER, PATENTED OR UNPATENTED, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     Section 7. Indemnification and Insurance.

          7.1 Gendux Right to Indemnification. Introgen shall indemnify each of Gendux, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "Gendux Indemnitees"), pay on demand and protect, defend, save and hold each Gendux Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees) (any of the foregoing, a "Claim") asserted by a third party against any Gendux Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising from or occurring as a result of (a) any use of the Agreement Subject Matter by Introgen or its Affiliates or sublicensees (other than Gendux outside this Agreement), (b) any of the activities or services to be performed by Introgen hereunder or (c) any breach by Introgen of this Agreement, except in all cases claims based upon the willful misconduct of Gendux. Gendux shall promptly notify Introgen of any Claim, upon becoming aware thereof, and permit Introgen at Introgen's cost to defend against such Claim and shall cooperate in the defense thereof. Neither Gendux nor Introgen shall enter into, or permit, any settlement of any such Claim without the express written consent of the other party. Gendux may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of Introgen and will cooperate with Introgen and its insurer in the disposition of any such matter.

          7.2 Insurance. Introgen shall, to the extent available at commercially reasonable rates, maintain, with insurers or underwriters of good repute, such insurance relating to the R&D Program as is customary for comparable businesses undertaking research programs of a similar nature, to maintain against such risks and pursuant to such terms (including deductible limits or self-insured retentions) as are customary and reasonable for such businesses.

     Section 8. Term and Termination.

          8.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect during the term of the R&D Program, unless earlier terminated as provided in Sections 8.2 and 8.3 hereof. For such purposes, the "term of the R&D Program" shall continue until the later of (i) December 31, 2001 or (ii) the end of the last period for which a Development Plan and Budget has been established in accordance with Section 2.1.2 above. If for any period after 2001, a Development Plan and Budget has not been established for a period of one hundred twenty (120) days, then either party shall have the right to terminate the term of R&D Program upon written notice to the other party.

          8.2 Termination for Breach. Either Gendux or Introgen may terminate this Agreement, in the event the other shall have materially breached or defaulted in the performance of any of its obligations hereunder and such breach shall have continued for thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. For such purposes, a breach of the Target Gene License Agreement, the Delivery Technology License Agreement or the Services Agreement shall be deemed a breach of this Agreement.

          8.3 Termination upon Notice. Either Gendux or Introgen may terminate this Agreement at anytime, for any reason or for no reason, by giving the other party [*].

          8.4 Effect of Termination. Sections 1, 2.2, 2.3, 5, 6, 7, 8.4 and 9 of this Agreement, and all obligations to pay any amounts due hereunder, shall survive, and shall not be affected by, any termination or expiration of this Agreement.

     Section 9. General.

          9.1 Independent Contractors. The relationship of Gendux and Introgen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the parties. Neither party shall have any express or implied right, power or authority to assume, create or incur any expense, liability or obligation on behalf of or in the name of the other party.

          9.2 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws and (subject to reasonable conditions of confidentiality) to prospective and other investors and such party's accountants, attorneys and other professional advisors.

          9.3 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party hereto, except that either party may assign this Agreement without the other party's consent to an entity that acquires all or substantially all of the business or assets of the assigning party, in each case whether by sale, merger, transfer of assets, operation of law or otherwise; provided that in either case, such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, in the event of such merger or transfer or acquisition of assets, no intellectual property rights of the assignee or its affiliate shall be included in the Agreement Subject Matter, to the extent that such intellectual property rights were owned or controlled by the assignee or its affiliate prior to such merger or transfer or acquisition of assets, or are created outside the R&D Program by personnel who were not employees of the assigning party prior to the merger or transfer or acquisition of assets. Upon a permitted assignment of this Agreement, all references herein to the assigning party shall be deemed references to the assignee. Any assignment not permitted under this Section 9.3 shall be null and void.



         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          9.4 Force Majeure. Nonperformance of either party (except for payment of amounts due hereunder) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the nonperforming party. Without limiting the foregoing, the party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

          9.5 Notices. All notices, requests and other communications hereunder shall be made in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other party:

                  Gendux:                   Gendux, Inc.
                                            301 Congress Avenue, Suite 1850
                                            Austin, Texas 78701
                                            Attn:  President
                                            Fax:  (512) 708-9311

                  with a copy to:           Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                            Attn:  Kenneth A. Clark, Esq.
                                            Fax:  (650) 493-6811

                  Introgen:                 Introgen Therapeutics, Inc.
                                            301 Congress Avenue, Suite 1850
                                            Austin, Texas 78701
                                            Attn:  President
                                            Fax:  (512) 708-9311

                  with a copy to:           Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                            Attn:  Kenneth A. Clark, Esq.
                                            Fax:  (650) 493-6811

          9.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. Exclusive venue and jurisdiction of any disputes governed by this Agreement shall be in the federal courts for the State of Texas. The parties hereby consent to the jurisdiction of such courts.

          9.7 Compliance with Law. Gendux shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

          9.8 Modification; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by the party to be charged. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both parties hereto. No failure on the part of either party to exercise, and no delay in exercising any right under this Agreement or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

          9.9 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

          9.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties (or shall strike such provision in the absence of such substitute provision) and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

          9.11 Entire Agreement. This Agreement (including the Exhibit hereto) together with the Target Gene License Agreement, the Delivery Technology License Agreement and the Services Agreement (including the respective Exhibits thereto), each entered into by the parties of even date, constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements, and understandings, whether written or oral, between the parties with respect to such subject matter.

          9.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.










            (The remainder of this page is intentionally left blank.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INTROGEN THERAPEUTICS, INC.


By   /s/ JAMES W. ALBRECHT, JR.
   ------------------------------
Its  Chief Financial Officer
   ------------------------------

GENDUX, INC.


By   /s/ DAVID G. NANCE
   ------------------------------

Its  President & CEO
   ------------------------------